Exhibit 99.1

Chart Industries Completes Sale of Its Oxygen-Related
Products Business

Atlanta, GA | December 20, 2018 | Chart Industries, Inc. (NASDAQ: GTLS) today announced that it has completed the previously announced divestiture of its oxygen-related products business (“CAIRE Medical”) within its BioMedical segment to NGK SPARK PLUG CO., LTD. for $133.5 million.
The strategic decision to divest the oxygen-related products business reflects Chart’s strategy and capital allocation approach to focus on its core cryogenic capabilities and offerings. A portion of the BioMedical segment related to Chart’s cryogenic products and technological expertise (Cryobiological) is excluded from the sale and will remain within Chart’s Distribution & Storage Western Hemisphere segment.
“We are pleased to have concluded the CAIRE Medical sale process and now focus more resources on growing our core businesses of Energy & Chemicals and Distribution & Storage East and West, including capturing the synergies from our recent acquisition of VRV,” commented Jill Evanko, Chart’s President and Chief Executive Officer.
Credit Suisse served as exclusive financial advisor and Winston & Strawn LLP served as legal advisor to Chart.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.
Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. For more information, visit: http://www.chartindustries.com.

Contact:
Jillian Evanko
Chief Executive Officer
(770) 721-7739
Jillian.Evanko@chartindustries.com